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Exhibit 99.1

[LOGO OF THE WET SEAL, INC. APPEARS HERE]

Results

        contact:Walter Parks, Executive Vice President/CAO
(949) 699-3922

THE WET SEAL, INC. ANNOUNCES JANUARY
COMPARABLE STORE SALES
—Company revises outlook for fourth quarter—

        FOOTHILL RANCH, CA, February 6, 2003—Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today reported net sales for the four-week period ended February 1, 2003 of $28.8 million, bringing sales for the current fourth quarter to $161.3 million. This compares with net sales of $36.2 million for the comparable four-week period ended February 2, 2002 and $181.5 million for the fourth quarter last year. Comparable store sales declined 25.1 percent for the current January period and declined 18.0 percent for this year's fourth quarter, versus a comparable store sales increase of approximately seven percent for both the four- and 13-week periods a year ago.

Net sales for the current fiscal year ended February 1, 2003 totaled $608.6 million, compared with $601.9 million for the prior year, ended February 2, 2002, reflecting a decline in comparable store sales of 5.6 percent for the year. This compares to an increase of 4.7 percent last year.

The Company anticipates a net loss in the current quarter of approximately $0.15 to $0.20 per share and net income for the full year of approximately $0.12 to $0.17 per share. The estimates for the quarter include charges of $0.15 to $0.20 per share for the write-down of inventory and other appropriate reserves established by management. The Company continues to operate with no debt outstanding and expects its cash and investment balance for the quarter just ended to be slightly higher than the balance at the end of the third quarter.

Financial results for the fourth fiscal quarter and full year are scheduled to be released on March 20, 2003. The Company expects to hold a conference call at 9:00 a.m. PST that day to discuss fiscal 2002 results.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 606 stores in 46 states, the District of Columbia and Puerto Rico, including 476 Wet Seal stores, 100 Arden B. stores and 30 Zutopia stores.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company's opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

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THE WET SEAL, INC. ANNOUNCES JANUARY COMPARABLE STORE SALES —Company revises outlook for fourth quarter—